EXHIBIT 10.1

Master Services Agreement

This Master Services Agreement (“MSA”) is entered this 27th of June 2008 (the “Effective Date”) between:

1.	Taleo (Europe) B.V. (the “Customer”), whose registered office is at Beech Avenue 54-80, 1119 PW, Schiphol-Rijk, VAT No NL 8101.66.859.B.01, the Netherlands; and

2.	Equinix Netherlands B.V. (“Equinix Netherlands”), whose registered office is at Auke Vleerstraat 1, 7521 PE, Enschede, the Netherlands,

each hereinafter referred to as a “Party” and together as the “Parties”.

Background

I.
Whereas Taleo Corporation has entered into a Master Services Agreement (“US Agreement”) with Equinix Operating Co., (“Equinix US”) on April 14, 2006 (Taleo_MSA_v11_clean.doc, Version 8/5/04 as attached to this MSA) in regard of the Services to be rendered by Equinix US as more fully described in the US Agreement.

II.
Whereas Customer desires to assume the rights and responsibilities in the US Agreement in order to make use of the Services to be rendered by Equinix Netherlands in the data centre at Luttenbergweg 4, 1101 EC, Amsterdam, the Netherlands (the “Amsterdam Data Centre”).

III.
Whereas Equinix Netherlands desires to render Services to Customer in the Amsterdam Data Centre in accordance with the terms and conditions set out in the US Agreement, unless otherwise stated hereinafter in this MSA. If there is any inconsistency between the US Agreement and the MSA, the term of this MSA shall prevail to the extent of any such inconsistency.

IV.	Unless otherwise defined herein, all capitalized terms used herein shall have the meaning attributed to them in the US Agreement.

In consideration hereof, the Parties agree as follows:

1.
Unless stated otherwise in this MSA, the terms and conditions of the US Agreement are incorporated in this MSA and shall govern the Parties’ contractual relationship constituted under this MSA as of the Effective Date and until such date this MSA expires, terminates, or be replaced by another agreement between the Parties hereto. Any Order within the meaning of Section 2 of the US Agreement shall be referred to herein as Service Order.

2.	Exhibits B and C to the US Agreement are not applicable to this MSA. An applicable Service Level Agreement for Europe, including the Amsterdam Data Centre, is set out in Attachment 2 to this MSA.

3.
Section 2(b) of the US Agreement is not applicable to this MSA.  Equinix Netherlands will not provide a Customer Care Website for the Amsterdam Data Centre or elsewhere in Europe. Rather, customer care and support for the Services is obtained by calling the NL ServiceDesk (known in the US as the ERC) which will raise tickets and answer all issues etc. The contact information for the NL ServiceDesk will be given to the Customer as part of the “Welcome Pack” or “Customer User Guide.”

4.
Notwithstanding anything contained in Section 5 and 6 of the US Agreement, nothing in this Agreement excludes or limits or purports to exclude or limit a Party's liability to the other Party for any willful misconduct, gross negligence or liability under product liability law.

5.
Notwithstanding Section 9 (n) of the US Agreement, and excluding Customer’s obligations to pay amounts owed under this Agreement, including Service Fees, neither Party will be responsible or in any way liable to the other Party and neither Party will have any termination of other rights, arising out of or relating to any failure by the other Party to perform or any hindrance in the performance of its obligations under this Agreement if such failure or hindrance is directly caused by event or circumstances beyond the non-performing Party's control, including fire, flood, embargo, act of sabotage, terrorism, riot, mandatory

6.
compliance with any governmental act, regulation or request, act of God or by public enemy; provided that, with respect to Equinix Netherlands, Equinix Netherlands has implemented industry standard measures and safeguards expected of a competent provider of high availability data centre services, including but not limited to, implementation of a fall over back power source, means to address HVAC failures, means to monitor and control access to the Licensed Space, means to handle security breaches at an IBX Center, having backup plans in place in the event of a labor disruption and means to replace hardware in the event of a hardware failure (“Force Majeure Event”). If Equinix is unable to provide the Services contemplated herein for more than three (3) consecutive days as a result of a Force Majeure Event, Customer shall have the right to terminate this Agreement immediately with written notice, provided Equinix receives such notice of termination no later than thirty (30) days after the date Customer’s right to termination arises pursuant to this Clause 5 of the MSA, and in such event, Customer will be liable only for those Service Fees for Services actually rendered up to the effective termination date, and not for any early termination, early cancellation or other charges. In the event a Force Majeure Event prevents Equinix from providing any Service, Customer’s obligation to pay the Service Fees for such Service affected by the Force Majeure Event shall abate during the time period the Force Majeure Event excuses Equinix’s performance hereunder. Notwithstanding the foregoing, if Customer is unable to pay amounts owed under this Agreement due to a Force Majeure Event, Equinix shall not be required to provide Services until Customer remits payment.

7.
For the avoidance of doubt, Equinix Netherlands will not assume any liability or obligation other than its own liability or obligations arising under this MSA and shall not be jointly and severally liable in regard of any liability and/or obligation of any other Equinix Entity and vice versa. Notwithstanding the foregoing, Equinix Netherlands shall not be relieved from liability arising out of the acts or omissions of any third parties it permissibly engages to provide the Services to Customer.

8.	In addition to the “Confidentiality and Security Measures” contained in Exhibit A to the US Agreement, the following terms will apply to the provision of Services pursuant to this MSA.

a.
This MSA and any transaction contemplated thereby may be governed by one or more privacy laws or regulations including the European Union’s Data Protection Directive 95/46/EC  as implemented in the Dutch Data Protection Act (Wet Bescherming Persoonsgegevens) (collectively, the “Regulations”).  If so governed, then to the extent not captured already by the definition of Confidential Information in the Agreement, or required already by the obligations of the Parties thereunder: (a) the term “Confidential Information” shall further include all Nonpublic Personal Information, Protected Health Information, material nonpublic information and Personal Data as each of those terms is defined in or by application of each respective Regulation (collectively, the “Regulated Information”); and (b) either Party shall comply with all requirements of the Regulations reasonably known to be applicable to the Regulated Information portions of the Confidential Information actually received by the other Party including all reporting, audit, access, third party disclosure and onward transfer obligations and restrictions therefor, if any are so applicable.  If a Regulation applicable to a Party under this MSA is amended, and/or if any other state or federal law, regulation or treaty is effected such that a more restrictive standard of confidentiality or obligation of privacy or security is imposed with respect to an applicable component of the Regulated Information portions of the Confidential Information, then such more restrictive standard shall prevail over the provisions of this MSA with respect to those portions.  By signing below the Parties acknowledge that the Regulations may prohibit or render ineffective some or all of the exclusions otherwise available under the Agreement.

9.
Different to Section 9 (b) of the US Agreement, this MSA shall be governed by and construed in accordance with Dutch law without regard to any conflict of law principles.  If and to the extent any terms and conditions of the US Agreement (including the SLA) are not in compliance with mandatory Dutch law, Dutch statutory law shall apply in lieu, to the extent necessary, of such terms and conditions not in compliance.

10.	Any dispute arising out of or in connection with this MSA shall be settled and adjudicated by the competent courts in Amsterdam, the Netherlands.

11.	ISO Certification, SAS 70 or National Equivalent Audit.

12.
Upon request from Customer, Equinix Netherlands shall provide to Customer copies of Equinix Netherlands’ annual Type II SAS 70, national equivalent or ISO Information Security Standards reports & certificates for the purpose to determine the adequacy of Equinix Netherlands’ systems, controls, security, integrity, fees, and confidentiality.  If there are any testing exceptions set forth in the Type II SAS 70 or national equivalent reports or issues preventing sustained ISO certification status, Equinix Netherlands will provide Customer with a written plan of action, which shall include, at a minimum: (A) details of actions to be taken by Equinix Netherlands and/or its subcontractors to correct the testing exceptions or issues and (B) target dates for successful correction of the testing exceptions and issues, and (C) any subsequent reports or certification re-activation notices addressing resolution of any testing exceptions and issues identified.  Equinix Netherlands acknowledges and agrees that Customer and its independent certified public accountants shall have the right to interview Equinix Netherlands’ audit personnel, at Customer’s expense, who did the actual audit work in the event that Customer or its independent certified public accountants require clarification on the report.  Equinix Netherlands shall be responsible for its costs associated with SAS 70 Type II, national equivalent or ISO audit reports and certifications, correcting any testing exceptions or issues identified and for the preparation of any other reports required to be delivered under this provision. Customer shall be responsible for its own costs associated with audits conducted by it under this provision.

For the purpose of this MSA, the Parties agree that ISO 27001 certification by Equinix Netherlands shall be considered equivalent to the Type II SAS 70 auditing standards described above.

Equinix Netherlands shall use commercially reasonable efforts to obtain ISO 27001 certification within one year of the Effective Date of this MSA.  When ISO 27001 certification status is acquired by Equinix Netherlands, this certification will replace the Type II SAS 70 certification described above and Equinix Netherlands shall provide Customer with an ISO 27001 Certificate.

Additionally and upon Customer’s request, until full ISO certification is acquired by Equinix Netherlands, the latter will permit the Customer to view all documentation for the purpose of determining the adequacy of Equinix Netherlands’ systems, controls, security, integrity, fees, and confidentiality.

IN WITNESS WHEREOF, the Parties have entered into this MSA as of the Effective Date.

Taleo (Europe) B.V.
Name	Josh Faddis
Position	Vice President & Corporate Counsel
Date	27th of June 2008
Signature	/s/ Josh Faddis

	Equinix (Netherlands) B.V.	Equinix (Netherlands) B.V.
Name	Harro Beusker	Eric Schwartz
Position	Managing Director	Managing Director
Date	30th of June 2008	30th of June 2008
Signature	/s/ Harro Beusker	/s/ Eric Schwartz